Exhibit 99.1

CONTACTS
Ed Loyd (Communications)	March 9, 2020
edgar.loyd@53.com | 513-534-NEWS
Chris Doll (Investor Relations)
Christopher.Doll@53.com | 513-534-2345

Fifth Third Bancorp Rejects Charges in CFPB’s Civil Lawsuit

Points to Its Customer Commitment and Proven Track Record of Aligning Employee Incentives with Customer-Focused Best Practices

CINCINNATI – Fifth Third Bancorp (Nasdaq: FITB) today rejected the allegations made by the Consumer Financial Protection Bureau (“CFPB”) in a civil lawsuit.

“Fifth Third Bank respects and values the important role that the CFPB plays in protecting consumers but believes that the civil suit filed today is unnecessary and unwarranted. The Bank will defend itself vigorously and is confident in the outcome,” said Susan Zaunbrecher, Chief Legal Officer of Fifth Third Bank.

“Fifth Third’s compensation and employee incentive structure does not reward retail employees for opening unauthorized accounts, nor does it give them sales quotas or product-specific targets. Our controls are designed to prevent and detect unauthorized account openings. For almost a decade, our incentive compensation system has focused on account quality. In fact, it claws back compensation from employees for accounts that are unused or closed shortly after they were opened.”

“After an investigation spanning more than three years and involving nearly half a billion pieces of data produced by the Bank, the CFPB has not informed us of any unauthorized accounts beyond the fewer than 1,100 accounts that the Bank itself identified out of 10 million – or approximately 0.01 percent of accounts opened between 2010 and 2016. These accounts involved less than $30,000 in improper customer charges that were ultimately waived or reimbursed to customers years ago. While even a single unauthorized account is one too many, we took appropriate and decisive action to address each situation.”

Ms. Zaunbrecher further stated, “The Bank is confident that it has treated its customers fairly. When a federal court examines the evidence, we believe it will agree with Fifth Third that this is a limited and historical event. The Bank will press for an early trial.”

Further information about Fifth Third and the CFPB

Fifth Third has fully cooperated with the CFPB’s work and, even before the CFPB’s creation, took decisive action to align employee incentives with best practices that put customers first. The Bank has long been deeply committed to industry-leading sales practices, including:

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Fifth Third does not tolerate or encourage unfair or abusive conduct by employees. Fifth Third monitors for and investigates potential instances of misconduct by employees and takes decisive action to discipline employees when it confirms misconduct. In those situations, Fifth Third gives customers the benefit of the doubt when it comes to making them whole.

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Fifth Third’s compensation and goal structure promotes fair and excellent customer service. Through the Bank’s Consultative Sales Process, adopted in 2012, Fifth Third’s employees engage customers in a financial needs assessment of products and services designed to meet their best interests. Incentive compensation is a small part of overall retail employee compensation.

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Fifth Third’s controls are designed to prevent and detect unauthorized account openings. Fifth Third has controls in place to identify, report and investigate unauthorized account opening issues. The Bank tests and reviews each financial center’s key operational controls, policies and procedures to ensure that new account applications are properly documented. And employees are trained to report any potential violation of law or policy as part of the Bank’s “speak up” culture.

About Fifth Third Bancorp

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of December 31, 2019, Fifth Third had $169 billion in assets and operated 1,149 full-service banking centers and 2,481 ATMs with Fifth Third branding in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia and North Carolina. In total, Fifth Third provides its customers with access to approximately 53,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2019, had $413 billion in assets under care, of which it managed $49 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses.

Fifth Third is proud of its track record of corporate responsibility which includes investing $32 billion over a five-year period to strengthen local communities, being a leader in raising its minimum wage to $18 an hour, and becoming the first Fortune 500 company in America to purchase 100% renewable power through a single solar project.

Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the Nasdaq® Global Select Market under the symbol “FITB.” Fifth Third Bank was established in 1858. Deposit and Credit products are offered by Fifth Third Bank, National Association. Member FDIC.

FORWARD LOOKING STATEMENTS

This release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our legal and regulatory proceedings as well as certain business practices disclosed in this release. They usually can be identified by the use of forward-looking language such as “believes,” “confident,” ”expects,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as the outcome of litigation is inherently uncertain and subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. We undertake no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this document. You should refer to our periodic and current reports filed with the Securities and Exchange Commission for further information on other factors which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

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